Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of GeoResources, Inc., and that this Agreement be included as an Exhibit to such Statement.

Each of the undersigned executing this Agreement are responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained herein; but none of the undersigned executing this Agreement is responsible for the completeness or accuracy of the information concerning any other person making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed at different times and in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the date set forth below:

VILLCo Energy, L.L.C.
VILLCo Services, L.L.C.
VILLCo Management, L.L.C.

By:	/s/ Michael A. Vlasic
Michael A. Vlasic, individually, and on behalf of, and in his capacity as, Executive Manager of VILLCo Management, L.L.C., which is the Manager of VILLCo Services, L.L.C., which is the Manager of VILLCo Energy, L.L.C.

Date: February 16, 2011